EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements on Form S-1 (No. 333-194933), Form S-4 (No. 333-75231) and Form S-8 (Nos. 033-59319, 333-75231, 333-81685, 333-101532, 333-128210 and 333-220432) of our report dated May 14, 2019, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries (Trans World Entertainment Corporation) as of February 2, 2019 and February 3, 2018, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the fiscal years in the two-year period ended February 2, 2019, and the related notes, which report appears in the February 2, 2019 annual report on Form 10-K of Trans World Entertainment Corporation.

/s/ KPMG LLP

Albany, New York
May 14, 2019